EXHIBIT 99.3

CONSENT OF DEUTSCHE BANK SECURITIES INC.

August 30, 2011

Board of Directors

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, NY 14450

Re: Initially Filed Registration Statement on Form S-4 of Windstream Corporation

Lady and Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated July 31, 2011, to the Board of Directors of PAETEC Holding Corp. as Annex D to the proxy statement/prospectus forming part of this initially filed Registration Statement on Form S-4 of Windstream Corporation (the “Registration Statement”), and (ii) references made to our firm and such opinion in such proxy statement/prospectus under the captions “SUMMARY—Opinion of Deutsche Bank Securities Inc.,” and “THE MERGER—Opinion of Deutsche Bank Securities Inc.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.
DEUTSCHE BANK SECURITIES INC.